Exhibit (d)(1)(b)

EXHIBIT A TO INVESTMENT MANAGEMENT AGREEMENT

Fund	Advisory Fee
Forward Balanced Allocation Fund	0.10%
Forward Commodity Long/Short Strategy Fund	1.00%
Forward Credit Analysis Long/Short Fund	1.00%
Forward Dynamic Income Fund	0.80%
Forward EM Corporate Debt Fund	0.70% up to and including $500 million 0.64% over $500 million up to and including $1 billion 0.58% over $1 billion up to and including $5 billion 0.52% over $5 billion
Forward Emerging Markets Fund	1.05%
Forward Frontier Strategy Fund	0.85%
Forward Global Infrastructure Fund	0.90%
Forward Growth & Income Allocation Fund	0.10%
Forward Growth Allocation Fund	0.10%
Forward High Yield Bond Fund	0.50%
Forward Income Builder Fund	0.10%
Forward International Dividend Fund	0.85% up to and including $250 million 0.75% over $250 million up to and including $1 billion 0.65% over $1 billion
Forward International Real Estate Fund	1.00%
Forward International Small Companies Fund	1.00% up to and including $500 million 0.975% over $500 million up to and including $1 billion 0.95% over $1 billion
Forward Investment Grade Fixed-Income Fund	0.25%
Forward Multi-Strategy Fund	0.10%
Forward Real Estate Fund	0.85% up to and including $100 million 0.80% over $100 million up to and including $500 million 0.70% over $500 million
Forward Real Estate Long/Short Fund	1.00%

Fund	Advisory Fee
Forward Select Income Fund	1.00%
Forward Select Opportunity Fund	1.00%
Forward Tactical Growth Fund	1.15% up to and including $1 billion 1.05% over $1 billion
Forward Total MarketPlus Fund	0.50%

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